As filed with the Securities and Exchange Commission on June 30, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INFUSYSTEM HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3341405
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of Principal Executive Offices)(Zip Code)

Share Award Agreement between Sean McDevitt and InfuSystem Holdings, Inc.

Restricted Stock Award Agreements between InfuSystem Holdings, Inc. and each of the following individuals: Timothy Kopra; Sean Whelan; Jan Skonieczny; Bryan Russo; David Haar; and Scott Chesky

(Full Title of the Plan)

Sean McDevitt

Chief Executive Officer

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

(248) 291-1210

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐             Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company  ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,300,000 shares	$2.61	$6,003,000	$428.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock issuable pursuant to the Share Award Agreement, dated April 8, 2010, between Sean McDevitt and InfuSystem Holdings, Inc., the Restricted Stock Award Agreement, dated May 4, 2010, between Tim Kopra and InfuSystem Holdings, Inc. and the Restricted Stock Award Agreements, dated June 1, 2010, between InfuSystem Holdings, Inc. and each of Sean Whelan, Jan Skonieczny, Bryan Russo, David Haar and Scott Chesky as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Calculated pursuant to paragraphs (c) and (h) of Rule 457 (based upon the average of the bid and asked prices for the Common Stock as reported by the OTC Bulletin Board on June 25, 2010). The foregoing calculation is solely for the purpose of determining the registration fee.

(3)	Based on the proposed maximum offering price per share, calculated as described in footnote (2) above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information *

Item 2.	Registrant Information and Employee Plan Annual Information *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Explanatory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by InfuSystem Holdings, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 3, 2010;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010 filed with the SEC on May 5, 2010;

(c)	The Registrant’s Current Report on Form 8-K filed with the SEC on April 9, 2010;

(d)	The Registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2010;

(e)	The Registrant’s Current Report on Form 8-K filed with the SEC on May 28, 2010;

(f)	The Registrant’s Current Report on Form 8-K filed with the SEC on June 7, 2010;

(g)	The Registrant’s Current Report on Form 8-K filed with the SEC on June 18, 2010; and

(h)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 filed on October 14, 2005 and any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Article Seven of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Article Four of the Registrant’s Amended and Restated By-Laws provides that the Registrant shall pay expenses incurred by a director or officer of the Registrant in defending or appearing as a witness in any civil, administrative, investigative or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as provided for in Section 145(e) of the DGCL. Article Four of the Registrant’s Amended and Restated By-Laws further provides that the indemnification and payment of expenses on behalf of any other employee or agent of the Registrant shall be on such terms and conditions as the Registrant’s Board of Directors determines from time to time.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of the Registrant’s Amended and Restated Certificate of Incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL. Any amendment to or repeal of Article Seven may not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article Four of the Registrant’s Amended and Restated By-Laws permits the Registrant to purchase and maintain such insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant as provided for in Section 145(g) of the DGCL. The Registrant maintains directors and officers’ liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1*	Restricted Stock Award Agreement, dated June 1, 2010, between Sean Whelan and InfuSystem Holdings, Inc.

4.2*	Restricted Stock Award Agreement, dated June 1, 2010, between Jan Skonieczny and InfuSystem Holdings, Inc.

4.3*	Restricted Stock Award Agreement, dated June 1, 2010, between Bryan Russo and InfuSystem Holdings, Inc.

4.4*	Restricted Stock Award Agreement, dated June 1, 2010, between David Haar and InfuSystem Holdings, Inc.

4.5*	Restricted Stock Award Agreement, dated June 1, 2010, between Scott Chesky and InfuSystem Holdings, Inc.

4.6*	Restricted Stock Award Agreement, dated May 4, 2010, between Timothy Kopra and InfuSystem Holdings, Inc.

4.7	Share Award Agreement, dated April 8, 2010, between Sean McDevitt and InfuSystem Holdings, Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed April 9, 2010, and incorporated by reference herein)

4.8	Amended and Restated Certificate of Incorporation (filed as an Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 File No. 333-129035 (filed on October 14, 2005, and incorporated by reference herein)

4.9	Certificate of Amendment to Amended and Restated Certificate of Incorporation (filed as Exhibit 3.7 to the Registrant’s Current Report on Form 8-K/A filed December 6, 2007, and incorporated by reference herein)

4.10	Amended and Restated By-laws (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed January 22, 2008, and incorporated by reference herein)

5.1*	Opinion of Morgan Lewis & Bockius LLP

23.1*	Consent of Deloitte & Touche LLP

23.3	Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison Heights, Michigan on June 30, 2010.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Sean McDevitt
Name:	Sean McDevitt
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sean McDevitt and Sean Whelan, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement (including registration statements filed pursuant to Rule 462(b) under the Securities Act), whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities and on June 30, 2010.

Signature	Title

/s/ Sean McDevitt Sean McDevitt	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Sean Whelan Sean Whelan	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ James Freddo James Freddo	Director

/s/ David Dreyer David Dreyer	Director

/s/ Pat LaVecchia Pat LaVecchia	Director

/s/ John Voris John Voris	Director

/s/ Jean Pierre Millon Jean Pierre Millon	Director

/s/ Wayne Yetter Wayne Yetter	Director

/s/ Timothy Kopra Timothy Kopra	Director